Exhibit 99.1

Chimera Investment Corporation Declares 3rd Quarter Dividend

  3rd Quarter 2014 Dividend of $0.09 per common share
  Intends to pay $0.09 per common share for the 4th quarter of 2014

NEW YORK--(BUSINESS WIRE)--September 17, 2014--The Board of Directors of Chimera today announced the declaration of its third quarter 2014 cash dividend of $0.09 per common share. This dividend is payable October 29, 2014, to common shareholders of record on September 30, 2014. The ex-dividend date is September 26, 2014.

The Board of Directors has reviewed the dividend program and intends to pay a dividend of $0.09 per share for the fourth quarter of 2014.

Other Information

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to June 30, 2014. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com